Exhibit 99.15

AMENDMENT TO

WELLPOINT 401(k) RETIREMENT SAVINGS PLAN

The WellPoint 401(k) Retirement Savings Plan (the “Plan”) is hereby amended, as follows:

1. Effective as of the closing of the merger of WellPoint Health Networks Inc. and Anthem Holding Corp. in accordance with the Amended and Restated Agreement and Plan of Merger effective as of October 26, 2003 among WellPoint Health Networks Inc., Anthem, Inc. and Anthem Holding Corp. (the “Merger”), Section 2.07 of the Plan is revised in its entirety to read as follows:

2.07 “Committee” means the entity that, pursuant to Article XV, administers the Plan. Effective as of the closing of the merger of WellPoint Health Networks Inc. and Anthem Holding Corp. in accordance with the Amended and Restated Agreement and Plan of Merger effective as of October 26, 2003 among WellPoint Health Networks Inc., Anthem, Inc. and Anthem Holding Corp. (the “Merger”) “Committee” means the Pension Committee of Anthem Insurance Companies, Inc.

2. Effective as of the closing of the Merger, Section 2.08 of the Plan is revised in its entirety to read as follows:

2.08 “Company” means, effective May 20, 1996, WellPoint Health Networks Inc. or a successor to all or a major portion of the assets of business of WellPoint Health Networks Inc. that, by appropriate action, adopts the Plan. Notwithstanding the foregoing, effective as of the closing of the Merger, “Company” means Anthem Holding Corp., a wholly-owned subsidiary of WellPoint, Inc. (named Anthem, Inc. prior to such merger), or a successor to all or a major portion of the assets of business of Anthem Holding Corp. that, by appropriate action, adopts the Plan or to which plan sponsorship is transferred by operation of law.

3. Effective as of the closing of the Merger, Section 2.21 of the Plan is revised in its entirety to read as follows:

2.21 “Participating Company” means those entities listed in Appendix VII to this Plan. Effective as of the closing of the Merger, Appendix VII may be amended by authorization of the Committee.

4. Effective as of the closing of the Merger, Section 2.29 is revised in its entirety to read as follows:

Section 2.28 “Trustee” means any person or entity appointed by the Company to hold the Plan’s assets. Notwithstanding the foregoing, effective as of the closing of the Merger, “Trustee” means any person or entity appointed by the Committee to hold the Plan’s assets.

5. Effective as of the closing of the Merger, Section 2.30 of the Plan is revised in its entirety to read as follows:

2.30 “WellPoint Common Stock” means the common stock of WellPoint Health Networks Inc. Notwithstanding the foregoing, effective as of the closing of the Merger, “WellPoint Common Stock” means the common stock of WellPoint, Inc. (formerly named Anthem, Inc.).

6. Effective as of the closing of the Merger, Section 5.02 of the Plan (but not subsections (a), (b), (c), (d), (e), (f), (g) and (h)) is revised in its entirety to read as follows:

5.02 Matching Contributions. A Participant’s Matching Contributions will be credited to that Participant’s Matching Contributions Account. Unless provided otherwise in a writing signed by an officer of the Company at the level of Senior Vice President or above, and subject to the provisos in (c), (d), (e), (f), (g) and (h) below, for payroll periods ending on or after January 1, 2004, the schedule outlined in (a) below will be used to determine the amount of Matching Contributions. Notwithstanding the foregoing sentence, effective as of the closing of the Merger, unless amended by the Committee pursuant to Section 16.01 and subject to the provisos in (c), (d), (e), (f), (g) and (h) below, for payroll periods ending on or after January 1, 2004, the schedule outlined in (a) below will be used to determine the amount of Matching Contributions.

7. Effective as of the closing of the Merger, Section 6.01 of the Plan is revised in its entirety to read as follows:

6.01 Individual Direction of Investments. At the written direction of an officer of the Company at the level of Senior Vice President or above, the Trustee will establish separate funds to which Participants may direct the investment of their Accounts. Notwithstanding the foregoing sentence, effective as of the closing of the Merger, the Committee will designate the available investment funds to which Participants may direct the investment of amounts credited to their accounts. The Committee (or its delegate) will direct, in writing, the Trustee to invest the Plan’s assets in these investment funds. Investment in these funds will be subject to such restrictions and administrative procedures as are imposed by the Committee, pursuant to its discretionary authority to administer and interpret the Plan, including, but not limited to, procedures for investment of amounts for which no investment direction is given by a Participant.

8. Effective as of the closing of the Merger, Article VI of the Plan is amended by adding the following as Section 6.07 of the Plan:

6.07 Merger of WellPoint Health Networks Inc. and Anthem Holding Corp. Effective as of the closing of the Merger (or as soon as administratively practicable thereafter), each share of common stock of WellPoint Health Networks Inc. in the WellPoint Common Stock Fund as of the effective time of the Merger shall be exchanged for (i) one share of common stock, par value $0.01 per share, of WellPoint, Inc. (formerly named Anthem, Inc.); and (ii) $23.80 in cash, without interest (which, upon receipt by the Plan, will be automatically invested in the Vanguard Prime Money Market Fund investment fund available under the Plan).

9. Effective as of the closing of the Merger, Section 15.01 is revised by the adding the following sentence at the end thereof:

Notwithstanding the foregoing, effective as of the closing of the Merger, the Committee will administer the Plan and will be a fiduciary of the Plan to the extent required by ERISA with respect to those responsibilities specifically given to the Committee under the Plan.

10. Effective as of the closing of the Merger, Section 16.01 of the Plan is revised in its entirety to read as follows:

Section 16.01 Committee. The Directors or a committee appointed by the Directors, by written action, may amend the Plan (prospectively or retroactively). Notwithstanding the foregoing, effective as of the closing of the Merger, the Committee, by written action, may amend the Plan (prospectively or retroactively).

11. Effective as of the closing of the Merger, Section 16.02 of the Plan is revised in its entirety to read as follows:

16.02 Officers. Any officer of the Company at the level of Senior Vice President or above may amend this Plan to comply with regulatory requirements, to address administrative concerns, and in any other manner that does not alter the primary character of the Plan or its eligibility, provided in each case that the amendment does not have a substantial adverse financial impact on any Participating Company. Notwithstanding the foregoing, effective as of the closing of the Merger, the Plan may be amended only in accordance with Section 16.01.

12. Effective as of the closing of the Merger, Section 17.02 of the Plan is revised in its entirety to read as follows:

Section 17.02 Company. The Directors reserve the right to terminate the Plan, at any time, in their sole and absolute discretion by written action or by a written action of a committee appointed by the Directors. Notwithstanding the foregoing, effective as of the closing of the Merger, the Board of Directors of the Company (the “Board”) reserves the right to terminate the Plan, at any time, in whole or in part, in their sole and absolute discretion. If the Plan is terminated with respect to all Participating Companies, the Trustees will pay to each Participant affected by the termination, or that Participant’s Beneficiary, within a reasonable time, the net value of the Participant’s Account in accordance with the direction of the Board or the Committee; provided that, if termination of the Plan does not constitute a distribution event within the meaning of Code Section 401(k), the Participants’ Salary Deferral Contributions Accounts shall continue to be held in trust for subsequent distribution in accordance with the requirements of Code Section 401(k).

13. Effective as of the closing of the Merger, Appendix VII (Participating Companies) of the Plan is revised in its entirety to read as follows:

APPENDIX VII: PARTICIPATING COMPANIES

The following entities are Participating Companies in the Plan effective as of the closing of the Merger:

Anthem Holding Corp. (as successor-in-interest to WellPoint Health Networks Inc.)

Blue Cross of California

Golden West Health Plan, Inc.

Comprehensive Integrated Marketing Services, Inc.

Blue Cross and Blue Shield of Georgia, Inc.

Greater Georgia Life Insurance Company

Arcus Enterprises, Inc.

Health Core, Inc.

RightCHOICE Managed Care, Inc.

HealthLink, Inc.

UNICARE Life & Health Insurance Company

UNICARE Health Plans of the Midwest, Inc.

Professional Claim Services, Inc.

Cost Care, Inc.

Precision Rx, Inc.

Crossroads Acquisition Corp.

Blue Cross Blue Shield of Wisconsin

Claim Management Services, Inc.

Trust Solutions, LLC

United Government Services, LLC

Compcare Health Services Insurance Corporation

United Wisconsin Insurance Company

United Heartland Life Insurance Company

Unity Health Plans Insurance Corporation

IN WITNESS WHEREOF, WellPoint Health Networks Inc. has caused this Amendment to be executed this              day of             , 2004.

WellPoint Health Networks Inc.

By:	/S/ J. THOMAS VAN BERKEM
Name:	J. Thomas Van Berkem
Title:	Senior Vice President